Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-93093, 333-102718, 333-139236, 333-164366, 333-171649, 333-178159, 333-201419) of A. Schulman, Inc. of our report dated October 22, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the business segment reclassification discussed in Note 13 as to which the date is April 27, 2015, relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of A Schulman, Inc. dated April 27, 2015.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Cleveland, Ohio

April 27, 2015